EXHIBIT 99.1

Rowan Companies, Inc.
News Release                                     2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                            April 22, 2005

HOUSTON, TEXAS - Rowan reports improved continuing operating results.

For the three months ended March 31, 2005, Rowan Companies, Inc. (RDC-NYSE) generated net income of $43.4 million, or 40¢ per share, compared to a loss of $11.3 million, or 11¢ per share, in the same period of 2004. Income from continuing operations was $44.6 million, or 41¢ per share, on revenues of $231.8 million in the first quarter of 2005, compared to a loss of $6.4 million, or 6¢ per share, on revenues of $149.4 million in the first quarter of 2004.

Current period results included $28.6 million of gains on asset sales, which improved the Company’s after-tax income by approximately 16¢ per share. Excluding the effects of these transactions, Rowan's first quarter 2005 income from continuing operations and net income would have been approximately 25¢ and 24¢ per share, respectively.

Rowan’s offshore rig utilization was 98% during the first quarter of 2005, versus 99% in the fourth quarter of 2004 and 84% in the year-earlier period. Our average Gulf of Mexico day rate was $58,000 during the first quarter, up by $7,400, or 15%, from the fourth quarter of 2004 and by $18,300, or 46%, from the year-earlier period. Land rig utilization was 84% during the first quarter of 2005, versus 73% in the year-earlier period. Our average land rig day rate was $16,300 during the first quarter, up by $2,500, or 18%, from the fourth quarter of 2004 and by $5,300, or 48%, from the year-earlier period.

Danny McNease, Chairman and Chief Executive Officer, commented, “Rowan’s drilling division continues to reach new heights. First quarter revenues were 15% more than our previous quarterly high reached in 2001. The Company’s drilling fleet has been almost fully utilized over the past 11 months and our average day rate continues to improve with each new assignment. We have commitments in hand for rates never before achieved in our long history of drilling in the Gulf of Mexico. We believe that this momentum will continue throughout 2005, barring any collapse in oil and natural gas prices.

“As previously announced, Gorilla VI will soon relocate from the Gulf of Mexico to eastern Canada for work beginning around mid year. This assignment affords Rowan an opportunity to both improve the return on a significant asset and strengthen conditions in the Company’s most prominent drilling market.

EXHIBIT 99.1

“Gorilla VII continues to produce from the North Sea’s Ardmore Field under a contract that runs through 2005. The Company’s first quarter 2005 revenues included $5.3 million related to this assignment, which we have continued to recognize only upon collection. Assuming that field production remains sufficient to sustain the project throughout the year, we believe this contract will continue to generate significant revenues for Rowan in the future.

“The prospects for our manufacturing division remain solid. Our manufacturing backlog continues to grow and, at $87 million, is at an all-time high. Strong commodity prices should sustain demand for our mining equipment and parts over the near term.

“On a personal note, I want to congratulate Ed Thiele on his impending retirement after 36 years of distinguished service to Rowan, the past 16 of which have been as the Company’s Chief Financial Officer. Ed’s successor in this position is Bill Wells, who has served as Rowan’s Controller for the past eleven years.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining and timber industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.

EXHIBIT 99.1

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
Unaudited (In Thousands)

	MARCH 31
	2005	2004
ASSETS

Cash and cash equivalents	$408,578	$306,435
Accounts receivable	165,536	99,623
Inventories	167,053	152,986
Other current assets	24,262	23,743
Total current assets	765,429	582,787
Property, plant and equipment - net	1,684,647	1,646,434
Other assets	15,627	17,074
Assets of discontinued aviation operations		159,510
TOTAL	$2,465,703	$2,405,805

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$64,922	$55,887
Other current liabilities	103,732	85,717
Total current liabilities	168,654	141,604
Long-term debt	568,232	579,466
Other liabilities	286,862	267,652
Liabilities of discontinued aviation operations		23,404
Stockholders' equity	1,441,955	1,393,679
TOTAL	$2,465,703	$2,405,805

EXHIBIT 99.1
ROWAN COMPANIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited (In Thousands Except Per Share Amounts)

	THREE MONTHS
	ENDED MARCH 31,
	2005	2004
REVENUES:
Drilling services	$169,643	$105,689
Manufacturing sales and services	62,113	43,703
Total	231,756	149,392
COSTS AND EXPENSES:
Drilling services	96,701	88,418
Manufacturing sales and services	56,670	38,794
Depreciation and amortization	19,913	18,984
Selling, general and administrative	13,260	9,097
Gain on sale of boat purchase options	(20,866)
Total	165,678	155,293
INCOME (LOSS) FROM OPERATIONS	66,078	(5,901)
OTHER INCOME (EXPENSE):
Interest expense	(5,856)	(5,065)
Less: interest capitalized	771	797
Interest income	2,546	660
Gain on sale of investments	7,701
Other - net	336	84
OTHER INCOME (EXPENSE) - NET	5,498	(3,524)
INCOME (LOSS) BEFORE INCOME TAXES	71,576	(9,425)
Provision (credit) for income taxes	26,980	(3,044)
INCOME (LOSS) FROM CONTINUING OPERATIONS	44,596	(6,381)
Loss from discontinued aviation operations, net of tax	(1,174)	(4,927)
NET INCOME (LOSS)	$43,422	$(11,308)
PER SHARE AMOUNTS:
Income (loss) from continuing operations	$0.41	$(0.06)
Loss from discontinued aviation operations, net of tax	$(0.01)	$(0.05)
Net income (loss)	$0.40	$(0.11)
AVERAGE DILUTED SHARES	109,252	102,132

EXHIBIT 99.1
ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
Unaudited (In Thousands)

	THREE MONTHS
	ENDED MARCH 31
	2005	2004
CASH PROVIDED BY (USED IN):
Operations:
Net income (loss)	$43,422	$(11,308)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	19,913	23,525
Deferred income taxes	23,094	(5,661)
Contributions to pension plans	(60,931)	(137)
Other - net	6,387	9,481
Net changes in current assets and liabilities	(37,274)	(1,781)
Net changes in other noncurrent assets and liabilities	35	65
Net cash provided by (used in) operations	(5,354)	14,184

Investing activities:
Property, plant and equipment additions	(32,274)	(47,777)
Proceeds from disposals of property, plant and equipment	816	4,487
Net cash used in investing activities	(31,458)	(43,290)

Financing activities:
Proceeds from borrowings	12,589	29,726
Repayments of borrowings	(18,707)	(18,707)
Payment of cash dividends	(26,935)
Proceeds from stock option and convertible debenture plans	12,466	1,302
Proceeds from common stock offering, net of issue costs		264,993
Net cash provided by (used in) financing activities	(20,587)	277,314

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(57,399)	248,208
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	465,977	58,227
CASH AND CASH EQUIVALENTS, END OF PERIOD	$408,578	$306,435